Exhibit 10.1

TERMINATION OF AMENDED AND RESTATED CONSULTING AGREEMENT

This Termination of the Amended and Restated Consulting Agreement (“Termination Agreement”) dated April 21, 2010 (the “Effective Date”), is hereby made between IDT Corporation, a Delaware corporation with its principle place of business at 550 Broad Street, Newark, New Jersey 07102 (the “Company”), Credit Freedom Fighters, LLC, a New York limited liability company, with its principle place of business at 39 Oak Ave, Cedarhurst, New York 11516 (“Consultant”) and Stephen Brown (“Brown”).  The Consultant, Brown, and the Company are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and Brown executed a Consulting Agreement (the “Initial Consulting Agreement”), effective January 2, 2009, and Brown’s rights and obligations thereunder were subsequently assigned to the Consultant, pursuant to an Amended and Restated Consulting Agreement effective August 1, 2009 (the “Consulting Agreement”);

WHEREAS, Brown is the owner of the Consultant;

WHEREAS, the Consulting Agreement terminated the Initial Consulting Agreement;

WHEREAS, on January 9, 2009, Brown executed a promissory note acknowledging a debt to the Company in the amount of $375,000, which accrued interest and which now has an outstanding principal amount due of $380,234.61 (the “Debt”);

WHEREAS, the Parties desire to terminate the Consulting Agreement and the Company has agreed to make certain lump sum payments to Consultant in exchange for termination of the Consulting Agreement as of the Effective Date;

WHEREAS, Brown desires to prepay the Debt in full;

WHEREAS, pursuant to that certain Restricted Stock Grant Agreement by and between the Company and Brown, effective October 28, 2008 (the “RSA”), Brown received a certain number of restricted shares of Class B common stock of the Company (the “IDT Restricted Shares”), with respect to which the risk of forfeiture was to lapse over time.  As of the date hereof, pursuant to the terms of the RSA, Nine Thousand, One Hundred and Sixty-six (9,166) of such IDT Restricted Shares remain subject to forfeiture under the conditions set forth in the RSA (the “IDT Unvested Shares”);

WHEREAS, in connection with the spin-off of CTM Media Holdings, Inc. (“CTM”) from the Company to its shareholders on September 14, 2009 (the “Spin-Off”), Brown, as a result of his then ownership of the IDT Restricted Shares, received a certain number of restricted shares of Class B common stock of CTM which are subject to the same restrictions and terms as the IDT Restricted Shares under the RSA (the “CTM Restricted Shares”). As of the Effective Date, pursuant to the terms of the RSA, Three Thousand and Fifty-Five (3,055) of such CTM Restricted Shares remain subject to forfeiture under the conditions set forth in the RSA and a Restricted Stock Agreement (the “CTM RSA”) by and between CTM and Brown, effective with the consummation of the Spin-Off (the “CTM Unvested Shares”); and

WHEREAS, in consideration of the other provisions hereof, Brown has agreed to forfeit the IDT Unvested Shares.

NOW, THEREFORE, with the intent to be legally bound, and in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is hereby agreed as follows:

1. Termination of Amended and Restated Consulting Agreement.  This Termination Agreement hereby terminates the Consulting Agreement as of the Effective Date.  The Consultant shall have no further obligation to provide the Services (as defined in the Consulting Agreement) and other than as set forth below, the Company shall have no further obligations to make the payments set forth in, or have any further obligations under, the Consulting Agreement.

2. Payments by the Company to Consultant.  The Company will make the following payments to the Consultant:

(a)	$354,167.00 within five business days of the complete execution of this Termination Agreement; and

(b)	$182,265.39 on or before February 1, 2011.

3. Prepayment of the Debt.  Upon execution of this Termination Agreement, the Debt will be deemed paid in full and the promissory note will be cancelled.

4. Forfeiture of Unvested Restricted Stock.  In consideration for the payments received by the Consultant and Brown from the Company and the other provisions hereunder, effective immediately, Consultant hereby forfeits and waives any and all ownership, right and interest in, under and to all IDT Unvested Shares, which shares shall revert to the Company.

Brown acknowledges that upon the termination of the Consulting Agreement, all CTM Unvested Shares will be forfeit and will revert to CTM, in accordance with the terms of the RSA and the CTM RSA.

5. Payment of all Outstanding Amounts Owed.  Except for those obligations specifically set forth in this Termination Agreement, as of the Effective Date, any and all agreements or arrangements (whether oral or written) between the Parties related to ownership or other interests in any entities or assets, payments and/or compensation of any kind are deemed null and void without any continuing obligation or liability of any party thereunder.  The Consultant and Brown hereby agree that the payments described in Section 2 above will satisfy any and all of the Company’s obligations to Consultant and Brown, regardless of the terms of any previous agreements between the Parties.  The Parties agree that the payments being made by the Company and the prepayment of the Debt by Brown are in exchange for Brown forfeiting the IDT and CTM Unvested Shares and for the early termination of the Consulting Agreement.

6. Termination of Consulting Relationship.  The Consultant and Brown acknowledge and agree that the consulting relationship and any other relationship with either of them and the Company will terminate on the Effective Date and that the Consulting Agreement is hereby terminated by the express mutual agreement of the Parties.

7. Equipment.  On or before February 1, 2011, Brown shall return any and all Company property and equipment in his possession, including, but not limited to, any and all IDT identification cards, card key passes, keys, pagers, computers (laptops or desktops), cellular telephones, BlackBerry or similar personal digital assistant devices, corporate credit cards, corporate calling cards, and any other property or equipment in his possession that IDT may not know.

8. Proprietary and Confidential Information.  Notwithstanding anything contained herein to the contrary, Consultant’s obligations with respect to the Company’s proprietary and confidential information shall survive the termination of the Consulting Agreement.

9. Indemnification.  Notwithstanding anything contained herein to the contrary, the Consultant’s indemnification obligations (pursuant to Section 7 of the Consulting Agreement) in connection with the Consulting Agreement shall survive the termination of the Consulting Agreement.

10. Notices.  Any notice given in connection with this Termination Agreement shall be given in writing and shall be delivered by either overnight mail, or regular mail, return receipt requested, to the Parties as follows:

If to the Company:

IDT Corporation
550 Broad Street, 17th Floor
Newark, New Jersey 07102
Attention:  Chief Financial Officer

with a copy to:

IDT Legal Dept.
550 Broad Street, 17th Floor
Newark, New Jersey 07102

If to the Consultant or Brown:

Credit Freedom Fighters LLC
390 Oak Ave
Cedarhurst, NY  11516
Attention:  Stephen Brown

11. Assignment.  This Termination Agreement may not be assigned, in whole or in part, by the Consultant without the express written consent of the Company.

12. Choice of Law.  Any dispute under this Termination Agreement or related to this Termination Agreement shall be decided in accordance with the laws of the State of New Jersey, without regard to conflicts of law, and the Consultant agrees to consent to the jurisdiction of the courts of competent jurisdiction located in the State of New Jersey, except as otherwise specifically set forth herein.

13. Entire Agreement.  The Parties acknowledge that this document represents the entire agreement between the Parties and supersedes any and all pre-existing agreement, written or oral, between the Parties (with the exception of the Separation and General Release Agreement between Brown and the Company).

14. Severability.  If any provision of this Termination Agreement shall be held to be invalid, it shall not affect the validity or enforceability of any other provision of this Termination Agreement but shall remain in full force and effect.

15. Amendment.  This Termination Agreement may be supplemented, amended or revised only in writing by agreement of the Parties.

16. Breach.  The Consultant and Brown agree and acknowledge that if it/he breaches any representation, covenant, promise or undertaking made pursuant to this Agreement, the Company is authorized to pursue all rights and remedies available in law or in equity, which rights and remedies may include, but are not limited to, the Consultant’s obligation to promptly return to the Company all amounts paid under this Agreement

17. Confidentiality.  The Parties agree that the consideration furnished under this Termination Agreement, the discussions and correspondence that led to this Termination Agreement, and the terms and conditions of this Termination Agreement are confidential.  The Parties agree to keep confidential and refrain forever from disclosing to anyone not a party hereto any and all of the terms of this Termination Agreement, except that disclosure of such matters may be made: (i) to Consultant’s or Brown’s accountant, financial advisor, legal counsel, and members of Brown’s immediate family (provided such individuals are advised of the confidential nature of this Termination Agreement and agree to keep it confidential); (ii) by the Company to its respective officers, directors, employees, accountants and counsel who have a business need to know; and (iii) to the extent required by applicable law or regulation of any jurisdiction, in connection with any regulatory, administrative, judicial or legal proceeding, any disciplinary or law enforcement inquiry, investigation or process, or the rules of any stock exchange upon which the Company’s shares are listed; or (iv) as otherwise required by law or regulation (and, in the case of disclosure pursuant to clause (iii) or (iv), after first providing notice to the Company).

18. Arbitration.  The Parties agree that any claim, controversy or dispute between the Consultant, Brown, and/or the Company (including, without limitation, their respective affiliates, stockholders, directors, officers, employees, representatives or agents) arising out of or relating to this Termination Agreement shall be submitted to and be settled by commercial arbitration in a forum of the American Arbitration Association (“AAA”) located in the State of New Jersey.  In such arbitration: (a) the arbitrator shall agree to treat as confidential all evidence and other information presented by the Parties to the same extent as Confidential Information under the Consulting Agreement must be held confidential by the Consultant, (b) the arbitrator shall have no authority to amend or modify any of the terms of this Termination Agreement, and (c) the arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the Parties to render his or her decision.  Any arbitration award shall be final and binding upon the Parties, and any court (state or federal) having jurisdiction may enter a judgment on the award.  The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by the Consultant (or its affiliates, stockholders, directors, officers, employees, representatives or agents) or Brown.  Each Party shall bear its/his own costs of participating in any arbitration proceedings.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

IDT Corporation

By: /s/ Abilio Pereira
Name: Abilio Pereira
Title: Chief Financial officer

Credit Freedom Fighters LLC

By: /s/ Stephen Brown
Name: Stephen Brown
Title:  President

Stephen Brown

/s/ Stephen Brown